UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2011
JDA Software Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27876	86-0787377

(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
14400 North 87th Street
Scottsdale, Arizona 85260-3649
(Address of principal executive offices including zip code)
(480) 308-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Promotions and Employment Agreements
On January 1, 2011, JDA Software Group, Inc. (the “Company”) promoted David King, the Company’s former Senior Vice President, Product Development & Management, to the position of Executive Vice President, Product Development & Management and, on April 26, 2011, promoted Thomas Dziersk, the Company’s former Senior Vice President, Americas, to the position of Executive Vice President, Sales & Marketing.
In connection with these promotions, the Company entered into employment agreements with Mr. Dziersk and Mr. King, each dated April 26, 2011, pursuant to which they will receive base salaries of $450,000 and $330,000 per year, respectively, and are eligible to each receive incentive bonus compensation, subject to the terms and conditions contained in the Company’s Executive Bonus Plan discussed in the Company’s proxy statement. The employment agreements for Mr. Dziersk and Mr. King also state that, subject to the approval of the Board, the Company may grant them various forms of equity awards of common stock, from time to time, under the Company’s 2005 Performance Incentive Plan (as amended, the “Incentive Plan”). The employment agreements for Mr. Dziersk and Mr. King also entitle them to benefits that are generally available to other senior executives of the Company, including group health, life and disability insurance benefits and participation in the Company’s 401(k) plan, as well as reimbursement for customary business expenses. Upon termination without cause, as defined in their respective employment agreements, Mr. Dziersk and Mr. King will be entitled to certain severance benefits, including twenty-four months base salary and one year’s target bonus in the year of termination. Upon termination for good reason in conjunction with a change in control, as such terms are defined in their respective employment agreements, Mr. Dziersk and Mr. King also will be entitled to certain severance benefits, including twenty-four months base salary and one year’s target bonus in the year of termination.
Performance Share Award Grants
On May 16, 2005, the stockholders of the Company adopted the Incentive Plan to, among other things, increase the linkage between executive compensation and corporate performance and to enable the Company to make equity awards based upon achievement by the Company of annual operating goals.
On April 26, 2011, the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved awards of performance shares to certain employees of the Company, including to the executive officers listed below (the “Performance Share Awards”). The primary purpose of these awards is to encourage employees to achieve an annual EBITDA target. The following table sets forth the maximum number of performance shares that may be earned by each named participant.

		Total Number of
Participant	Title	Performance Shares
Peter S. Hathaway	Executive Vice President and Chief Financial Officer	8,622
Thomas Dziersk	Executive Vice President, Sales & Marketing	15,079
David King, Ph.D.	Executive Vice President, Product Development and Management	8,622

Total		32,323
The closing price of the Company’s common stock on April 26, 2011 was $29.51.
Each Performance Share Award represents the opportunity of the participant to receive a number of shares of common stock determined by the extent to which an EBITDA target is achieved or exceeded by the Company in 2011 (the “Distributable Shares”), subject to the participant’s continued employment with the Company. A participant who remains employed through the initial vesting date following the end of the Company’s 2011 fiscal year is entitled to receive on the initial vesting date, without payment of monetary consideration, a number of shares of the Company’s common stock equal to 50% of the number of Distributable Shares. In addition, the remaining 50% of the Distributable Shares, subject to the participant’s continued employment, will vest and be settled by the issuance to the participant of shares of common stock in two equal annual installments over the subsequent two year period. This summary is qualified in its entirety by the terms and conditions of the Incentive Plan and the applicable award agreements.
For purposes of calculating whether the EBITDA targets are achieved or exceeded with respect to the Performance Share Awards, the cost of the Performance Share Awards will be excluded.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2011	JDA Software Group, Inc.
	By:	/s/ Peter S. Hathaway
Peter S. Hathaway
Executive Vice President and Chief Financial Officer